For Immediate Release
57th Street General Acquisition Corp. To Commence Tender Offer
to Purchase up to 4,801,544 shares of its Common Stock and up to 9,156,300 Warrants
New York, New York, February 22, 2011 — 57th Street General Acquisition Corp. (“57th Street” or the “Company”) today announced it will commence a tender offer to purchase up to 4,801,544 shares of its common stock at a price of $9.98 per share and up to 9,156,300 warrants to purchase common stock at a purchase price of $1.00 per warrant. The last reported trading price of 57th Street common stock and warrants on the OTC Bulletin Board on February 18, 2010 was $10.03 per share and $1.20 per warrant.
The tender offer is being made pursuant to the terms of a previously announced Business Combination Agreement dated as of January 9, 2011 and amended on February 18, 2011 (the “Business Combination Agreement”), by and among 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings, LLC, a Delaware limited liability company (“Crumbs”), the members of Crumbs and the representatives of the Members pursuant to which, subject to the terms and conditions contained therein, Merger Sub will be merged with and into Crumbs with Crumbs surviving the Merger as a non-wholly owned subsidiary of 57th Street (the “Merger”).
The tender offer will expire at 5:00 p.m. New York City time on Tuesday, March 22, 2011, unless extended by 57th Street. Consistent with a condition to the tender offer, the Company may need to extend the tender offer depending on the timing and process of Securities and Exchange Commission staff review of the Offer to Purchase. Tenders of 57th Street’s common stock and/or warrants must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. The tender is subject to conditions and other terms set forth in the Offer to Purchase and other tender offer materials that are being distributed to securityholders to be filed with the Securities and Exchange Commission today.
In particular, the tender offer is conditioned on, among other things, the Merger, in our reasonable judgment is capable of being consummated contemporaneously with the Offer, no more than 4,801,544 Common Shares are tendered and not withdrawn and the aggregate consideration payable to tendering holders of warrants and/or shares not exceeding $9,156,300.
On the terms and subject to the conditions of the tender offer, 57th Street’s securityholders will have the opportunity to tender some or all of their shares at a price of $9.98 per share and some or all of their warrants at a price of $1.00 per warrant. Securityholders whose shares and/or warrants are purchased in the tender offer will be paid $9.98 per share and $1.00 per warrant, respectively, net to the seller in cash, without interest and less any applicable withholding taxes, promptly after the expiration of the tender offer period.
On February 18, 2011, the parties to the Merger entered into an amendment to the Business Combination Agreement (the “Amendment”), pursuant to which various provisions were amended including, among other things: (i) the definition of “Adjusted EBITDA” to include the non-cash effect on rent expense as a result of straight-lining rent, (ii) the extension of the date after which Crumbs has the right to pursue alternate transactions from March 31, 2011 to April 15, 2011, (iii) indemnification by certain members of Crumbs with respect to certain matters and (iv) modifications to further conform with the mechanics and logistics of the Merger and tender offer. 57th Street has filed a copy of the Amendment as an exhibit to the Form 8-K it filed today with the Securities and Exchange Commission.
57th Street’s board of directors has unanimously (i) approved our making the tender offer, (ii) declared the advisability of the Merger and approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, and (iii) determined that the Merger is in the best interests of the stockholders of 57th Street and if consummated would constitute our initial business transaction pursuant to our certificate of incorporation. If you tender your common shares into the tender offer, you will not be participating in the Merger and therefore, our board of directors unanimously recommends that you do not accept the Offer with respect to your common stock. However, none of 57th Street, its directors and officers, the information agent, or the depositary is making any recommendations to securityholders as to whether to tender or refrain from tendering their warrants into the tender offer. Securityholders must make their own decisions as to how many shares or warrants they will tender, if any. In so doing, securityholders should read and evaluate carefully the information in the Offer to Purchase and in the related forms of the Letter of Transmittal relating to the shares and the warrants, respectively. Holders should also discuss whether to tender shares or warrants with their broker, if any, or other financial advisor.
Each of 57th Street GAC Holdings LLC, our Sponsor, and our officers, directors and advisors, has agreed not to tender any shares of common stock pursuant to the tender offer, but our Sponsor has agreed to tender all of its 3,500,000 insider warrants pursuant to the tender offer.
Morrow & Co., LLC. is acting as the information agent, and the depositary is Continental Stock Transfer & Trust Company. The Offer to Purchase, forms of Letter of Transmittal, and related documents are being mailed to securityholders of record and will be made available for distribution to beneficial owners of 57th Street’s shares, warrants and units. For questions and information, please call the information agent toll free at (800) 667-0088 (banks and brokers call collect at (203) 658-9400).
This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell shares of 57th Street common stock or warrants to purchase common stock. The solicitation of offers to buy shares of 57th Street common stock or warrants will only be made pursuant to the Offer to Purchase, dated February 22, 2010 (as may be amended or supplemented), the related forms of Letter of Transmittal, and other related documents that 57th Street is sending to its securityholders. The tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials are being distributed by 57th Street to 57th Street’s securityholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent.
About 57th Street
57th Street is a blank check company formed on October 29, 2009 for the purpose of acquiring an operating business or assets, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction. In May 2010, 57th Street consummated its initial public offering of 5,456,300 units, each unit consisting of one share of common stock, $0.0001 par value per share, and one warrant, each to purchase one share of 57th Street’s common stock. Aggregate proceeds of $54,475,303 from the IPO and its concurrent private placement were placed in trust pending completion of 57th Street’s initial business transaction.
Forward-Looking Statements
In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: the risk that more than eighty-eight percent of 57th Street stockholders will validly tender and won’t properly withdraw their common shares prior to the expiration of the tender offer, the risk that governmental and regulatory review of the tender offer documents may delay the transaction or result in the inability of the proposed transaction to be consummated by May 31, 2011 and the length of time necessary to consummate the proposed transaction, the risk that a condition to closing of the transaction may not be satisfied or waived, the risk that the businesses will not be integrated successfully, the risk that the anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected, disruption from the proposed business combination making it more difficult to maintain relationships with customers, employees or suppliers, a reduction in industry profit margin; the inability to continue the development of the Crumbs brand, changing interpretations of generally accepted accounting principles, continued compliance with government regulations, changing legislation and regulatory environments, the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or stockholders, a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged, the general volatility of the market price of our securities and general economic conditions. These risks, as well as other risks associated with the transaction, are more fully discussed in the Schedule TO being filed with the SEC in connection with the transaction and tender offer. Additional risks and uncertainties are identified and discussed in 57th Street’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither 57th Street nor Crumbs undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.
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Contact:
Mark Klein of 57th Street
Tel: 212-409-2434
John Ireland of Crumbs
Tel: 410-310-4708
Devlin Lander/Raphael Gross of ICR
Tel: 203-682-8200

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